Horizon Bancorp, Inc. Reports Third Quarter 2024 Results

Contact:	John R. Stewart, CFA
EVP, Chief Financial Officer
Phone:	(219) 814–5833
Fax:	(219) 874–9280
Date:	October 23, 2024

FOR IMMEDIATE RELEASE

Horizon Bancorp, Inc. Reports Third Quarter 2024 Results, Including EPS of $0.41 and Continued Profitability Improvement, as well as Accretive Balance Sheet Initiatives

Michigan City, Indiana, October 23, 2024 (GLOBE NEWSWIRE) – (NASDAQ GS: HBNC) – Horizon Bancorp, Inc. (“Horizon” or the “Company”), the parent company of Horizon Bank (the “Bank”), announced its unaudited financial results for the three and nine months ended September 30, 2024.

Net income for the three months ended September 30, 2024 was $18.2 million, or $0.41 per diluted share, compared to net income of $14.1 million, or $0.32, for the second quarter of 2024 and compared to net income of $16.2 million, or $0.37 per diluted share, for the third quarter of 2023.

Net income for the nine months ended September 30, 2024 was $46.3 million, or $1.05 per diluted share, compared to net income of $53.2 million, or $1.21, for the nine months ended September 30, 2023.

Third Quarter 2024 Highlights

•Net interest income increased for the fourth consecutive quarter to $46.9 million, compared to $45.3 million in the linked quarter of 2024. Net interest margin, on a fully taxable equivalent ("FTE") basis1, expanded for the fourth consecutive quarter to 2.66%, compared to 2.64% in the linked quarter of 2024.

•Total loans held for investment ("HFI") were $4.8 billion at September 30, 2024, relatively unchanged from June 30, 2024 balances. However, consistent with the Company's stated growth strategy, the commercial portfolio showed continued organic growth momentum during the quarter, which was offset with planned run-off of lower-yielding indirect auto loans in the consumer loan portfolio.

•Positive deposit growth of 1.7% during the quarter, to $5.7 billion at period end. The quarter was highlighted by stable non-interest bearing deposit balances and growth in core relationship consumer and commercial portfolios.

•Credit quality remains strong, with annualized net charge offs of 0.03% of average loans during the third quarter. Non-performing assets to total assets of 0.32% remains well within expected ranges, with no material change in the loss outlook. Provision for loan losses of $1.0 million reflects continued positive credit performance.

1 Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.

Horizon Bancorp, Inc. Reports Third Quarter 2024 Results

“Horizon continues to execute well on its key strategic initiatives of consistently improving our operating performance through a more productive balance sheet, growth in non-interest income and continued disciplined in our operating model. As a result, we are optimistic on the positive momentum of the franchise through year-end 2024 and into 2025. During the quarter, our commercial team was able to deliver another quarter of quality loan growth, even coming off a strong end to the second quarter. The strength of Horizon's core deposit franchise showed solid performance, and our credit metrics remain well managed. These efforts led to a third consecutive quarter of sequential growth in pre-tax pre-provision income," President and Chief Executive Officer Thomas M. Prame said. "Importantly, we continue our efforts to optimize our business model, and are pleased to announce the repositioning of a portion of our securities portfolio and the intended sale of our mortgage warehouse business during the fourth quarter. These shareholder accretive actions are expected to yield sustainable improvement in the profitability of our business that will be evident in the fourth quarter, and positively impact Horizon's financial performance in 2025."

Accretive Fourth Quarter 2024 Strategic Actions

Horizon announced strategic actions taking place in the fourth quarter of 2024, which are designed to simplify its business, strengthen the balance sheet and improve long-term structural profitability. In October, the Company completed the repositioning of about $325 million of available-for-sale securities. Additionally, the Company has signed a letter of intent to sell its mortgage warehouse business, which is expected to generate a gain-on-sale. Details on these actions, the use of proceeds, and the expected financial impact are available in the Company's third quarter 2024 investor presentation published at investor.horizonbank.com.

Horizon Bancorp, Inc. Reports Third Quarter 2024 Results

Financial Highlights
(Dollars in Thousands Except Share and Per Share Data and Ratios, Unaudited)
	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023
Income statement:
Net interest income	$46,910	$45,279	$43,288	$42,257	$42,090
Credit loss expense	1,044	2,369	805	1,274	263
Non-interest income	11,511	10,485	9,929	(20,449)	11,830
Non-interest expense	39,272	37,522	37,107	39,330	36,168
Income tax expense	(75)	1,733	1,314	6,419	1,284
Net income	$18,180	$14,140	$13,991	$(25,215)	$16,205

Per share data:
Basic earnings per share	$0.42	$0.32	$0.32	$(0.58)	$0.37
Diluted earnings per share	0.41	0.32	0.32	(0.58)	0.37
Cash dividends declared per common share	0.16	0.16	0.16	0.16	0.16
Book value per common share	17.27	16.62	16.49	16.47	15.89
Market value - high	16.57	12.74	14.44	14.65	12.68
Market value - low	11.89	11.29	11.75	9.33	9.90
Weighted average shares outstanding - Basic	43,712,059	43,712,059	43,663,610	43,649,585	43,646,609
Weighted average shares outstanding - Diluted	44,112,321	43,987,187	43,874,036	43,649,585	43,796,069
Common shares outstanding (end of period)	43,712,059	43,712,059	43,726,380	43,652,063	43,648,501

Key ratios:
Return on average assets	0.92%	0.73%	0.72%	(1.27)%	0.81%
Return on average stockholders' equity	9.80	7.83	7.76	(14.23)	8.99
Total equity to total assets	9.52	9.18	9.18	9.06	8.71
Total loans to deposit ratio	83.92	85.70	82.78	78.01	76.52
Allowance for credit losses to HFI loans	1.10	1.08	1.09	1.13	1.14
Annualized net charge-offs of average total loans(1)	0.03	0.05	0.04	0.07	0.07
Efficiency ratio	67.22	67.29	69.73	180.35	67.08

Key metrics (Non-GAAP)(2) :
Net FTE interest margin	2.66%	2.64%	2.50%	2.43%	2.41%
Return on average tangible common equity	12.65	10.18	10.11	(18.76)	11.79
Tangible common equity to tangible assets	7.58	7.22	7.20	7.08	6.72
Tangible book value per common share	$13.46	$12.80	$12.65	$12.60	$12.00

(1) Average total loans includes loans held for investment and held for sale.
(2) Non-GAAP financial metrics. See non-GAAP reconciliation included herein for the most directly comparable GAAP measures.

Horizon Bancorp, Inc. Reports Third Quarter 2024 Results
Income Statement Highlights

Net Interest Income

Net interest income was $46.9 million in the third quarter of 2024, compared to $45.3 million in the second quarter of 2024, driven by net growth in average interest earning assets of $117.5 million and continued net FTE interest margin expansion during the quarter. Horizon’s net FTE interest margin1 was 2.66% for the third quarter of 2024, compared to 2.64% for the second quarter of 2024, attributable to the favorable mix shift in average interest earning assets toward higher-yielding loans and in the average funding mix toward lower-cost deposit balances. Interest accretion from the fair value of acquired loans did not contribute significantly to the third quarter net interest income, or net FTE interest margin.

Provision for Credit Losses

During the third quarter of 2024, the Company recorded a provision for credit losses of $1.0 million. This compares to a provision for credit losses of $2.4 million during the second quarter of 2024, and $0.3 million during the third quarter of 2023. The decrease in the provision for credit losses during the third quarter of 2024 when compared with the second quarter of 2024 was primarily attributable to less total loan growth in the current quarter relative to the prior quarter.

For the third quarter of 2024, the allowance for credit losses included net charge-offs of $0.4 million, or an annualized 0.03% of average loans outstanding, compared to net charge-offs of $0.6 million, or an annualized 0.05% of average loans outstanding for the second quarter of 2024, and net charge-offs of $0.7 million, or an annualized 0.07% of average loans outstanding, in the third quarter of 2023.

The Company’s allowance for credit losses as a percentage of period-end loans HFI was 1.10% at September 30, 2024, compared to 1.08% at June 30, 2024 and 1.14% at September 30, 2023.

Non-Interest Income

For the Quarter Ended	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in Thousands)	2024	2024	2024	2023	2023
Non-interest Income
Service charges on deposit accounts	$3,320	$3,130	$3,214	$3,092	$3,086
Wire transfer fees	123	113	101	103	120
Interchange fees	3,511	3,826	3,109	3,224	3,186
Fiduciary activities	1,394	1,372	1,315	1,352	1,206
Gains (losses) on sale of investment securities	—	—	—	(31,572)	—
Gain on sale of mortgage loans	1,622	896	626	951	1,582
Mortgage servicing income net of impairment	412	450	439	724	631
Increase in cash value of bank owned life insurance	349	318	298	658	1,055
Other income	780	380	827	1,019	964
Total non-interest income	$11,511	$10,485	$9,929	$(20,449)	$11,830

Total non-interest income was $11.5 million in the third quarter of 2024, compared to $10.5 million in the second quarter of 2024, due primarily to higher realized gains on sale of mortgage loans and increased other income.

1 Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.

Horizon Bancorp, Inc. Reports Third Quarter 2024 Results

Non-Interest Expense

For the Quarter Ended	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in Thousands)	2024	2024	2024	2023	2023
Non-interest Expense
Salaries and employee benefits	$21,829	$20,583	$20,268	$21,877	$20,058
Net occupancy expenses	3,207	3,192	3,546	3,260	3,283
Data processing	2,977	2,579	2,464	2,942	2,999
Professional fees	676	714	607	772	707
Outside services and consultants	3,677	3,058	3,359	2,394	2,316
Loan expense	1,034	1,038	719	1,345	1,120
FDIC insurance expense	1,204	1,315	1,320	1,200	1,300
Core deposit intangible amortization	844	844	872	903	903
Other losses	297	515	16	508	188
Other expense	3,527	3,684	3,936	4,129	3,294
Total non-interest expense	$39,272	$37,522	$37,107	$39,330	$36,168

Total non-interest expense was $39.3 million in the third quarter of 2024, compared with $37.5 million in the second quarter of 2024. The increase in non-interest expense during the third quarter of 2024 was primarily driven by a $1.2 million increase in salaries and employee benefits expense, which is partially attributable to a legacy benefits program expense, and a $0.6 million increase in outside services and consultants expense related to strategic initiatives.

Income Taxes

Horizon's effective tax rate was -0.4% for the third quarter of 2024, as compared to 10.9% for the second quarter of 2024. The decrease in the effective tax rate during the third quarter was primarily due to an increase in net realizable tax credits for the current year, which reduced the Company's estimated annual effective tax rate.

Balance Sheet

Total assets increased by $14.9 million, or 0.2%, to $7.93 billion as of September 30, 2024, from $7.91 billion as of June 30, 2024. The increase in total assets is primarily due to increases in federal funds sold of $79.5 million, or 230.6%, to $113.9 million as of September 30, 2024, compared to $34.5 million as of June 30, 2024. The increase in federal funds sold during the period was partially offset by a decrease in other assets of $46.6 million, or 28.1%, to $119.0 million as of September 30, 2024, from $165.7 million as of June 30, 2024.

Total investment securities remained unchanged, at $2.4 billion as of September 30, 2024, compared to June 30, 2024, as the positive market impact to available for sale securities was offset by normal pay-downs and maturities. There were no purchases of investment securities during the third quarter of 2024.

Total loans HFI and loans held for sale were relatively consistent at $4.8 billion as of September 30, 2024 compared to $4.8 billion as of June 30, 2024, as growth in commercial loans of $9.5 million were offset by a decline in consumer loans of $43.3 million.

Total deposit balances increased by $96.9 million, or 1.7%, to $5.7 billion as of September 30, 2024 when compared to balances as of June 30, 2024. Non-interest bearing deposit balances were essentially unchanged during the quarter.

Total borrowings decreased by $86.4 million, or 7.0%, to $1.1 billion as of September 30, 2024, primarily related to the repayment of a portion of Federal Home Loan Bank advances, when compared to balances as of June 30, 2024.

Horizon Bancorp, Inc. Reports Third Quarter 2024 Results
Capital

The following table presents the consolidated regulatory capital ratios of the Company for the previous three quarters:

For the Quarter Ended	September 30,	June 30,	March 31,	December 31,
	2024*	2024	2024**	2023**
Consolidated Capital Ratios
Total capital (to risk-weighted assets)	13.52%	13.41%	13.75%	14.04%
Tier 1 capital (to risk-weighted assets)	11.70%	11.59%	11.89%	12.13%
Common equity tier 1 capital (to risk-weighted assets)	10.74%	10.63%	10.89%	11.11%
Tier 1 capital (to average assets)	9.01%	9.02%	8.91%	8.61%
*Preliminary estimate - may be subject to change
** Prior periods were previously revised (see disclosure in Form 10-Q for the quarterly period ending June 30, 2024)

As of September 30, 2024, the ratio of total stockholders’ equity to total assets is 9.52%. Book value per common share was $17.27, increasing $0.65 during the third quarter of 2024.

Tangible common equity1 totaled $588.5 million at September 30, 2024, and the ratio of tangible common equity to tangible assets1 was 7.58% at September 30, 2024, up from 7.22% at June 30, 2024. Tangible book value, which excludes intangible assets from total equity, per common share1 was $13.46, increasing $0.66 during the third quarter of 2024.

Credit Quality

As of September 30, 2024, total non-accrual loans increased by $5.3 million, or 29.0%, from June 30, 2024, to 0.49% of total loans HFI. Total non-performing assets increased $5.1 million, or 25.0%, to $25.6 million, compared to $20.5 million as of June 30, 2024. The ratio of non-performing assets to total assets increased to 0.32% compared to 0.26% as of June 30, 2024.

As of September 30, 2024, net charge-offs decreased by $0.2 million to $0.4 million, compared to $0.6 million as of June 30, 2024 and remain just 0.03% annualized of average loans.

1 Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.

Horizon Bancorp, Inc. Reports Third Quarter 2024 Results
Earnings Conference Call

As previously announced, Horizon will host a conference call to review its third quarter financial results and operating performance.

Participants may access the live conference call on October 24, 2024 at 7:30 a.m. CT (8:30 a.m. ET) by dialing 833-974-2379 from the United States, 866-450-4696 from Canada or 1-412-317-5772 from international locations and requesting the “Horizon Bancorp Call.” Participants are asked to dial in approximately 10 minutes prior to the call.

A telephone replay of the call will be available approximately one hour after the end of the conference through November 1, 2024. The replay may be accessed by dialing 877-344-7529 from the United States, 855-669-9658 from Canada or 1–412–317-0088 from other international locations, and entering the access code 9847279.

About Horizon Bancorp, Inc.

Horizon Bancorp, Inc. (NASDAQ GS: HBNC) is the $7.9 billion-asset commercial bank holding company for Horizon Bank, which serves customers across diverse and economically attractive Midwestern markets through convenient digital and virtual tools, as well as its Indiana and Michigan branches. Horizon's retail offerings include prime residential and other secured consumer lending to in-market customers, as well as a range of personal banking and wealth management solutions. Horizon also provides a comprehensive array of in-market business banking and treasury management services, as well as equipment financing solutions for customers regionally and nationally, with commercial lending representing over half of total loans. More information on Horizon, headquartered in Northwest Indiana's Michigan City, is available at horizonbank.com and investor.horizonbank.com.

Use of Non-GAAP Financial Measures

Certain information set forth in this press release refers to financial measures determined by methods other than in accordance with GAAP. Specifically, we have included non-GAAP financial measures relating to net income, diluted earnings per share, pre-tax, pre-provision net income, net interest margin, tangible stockholders’ equity and tangible book value per share, efficiency ratio, the return on average assets, the return on average common equity, and return on average tangible equity. In each case, we have identified special circumstances that we consider to be non-recurring and have excluded them. We believe that this shows the impact of such events as acquisition-related purchase accounting adjustments and swap termination fees, among others we have identified in our reconciliations. Horizon believes these non-GAAP financial measures are helpful to investors and provide a greater understanding of our business and financial results without giving effect to the purchase accounting impacts and one-time costs of acquisitions and non–recurring items. These measures are not necessarily comparable to similar measures that may be presented by other companies and should not be considered in isolation or as a substitute for the related GAAP measure. See the tables and other information below and contained elsewhere in this press release for reconciliations of the non-GAAP information identified herein and its most comparable GAAP measures.

Forward Looking Statements

This press release may contain forward–looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon Bancorp, Inc. and its affiliates (collectively, “Horizon”). For these statements, Horizon claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission (the “SEC”). Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: current financial conditions within the banking industry; changes in the level and volatility of interest rates, changes in spreads on earning assets and changes in interest bearing

Horizon Bancorp, Inc. Reports Third Quarter 2024 Results
liabilities; increased interest rate sensitivity; the aggregate effects of elevated inflation levels in recent years; loss of key Horizon personnel; increases in disintermediation; potential loss of fee income, including interchange fees, as new and emerging alternative payment platforms take a greater market share of the payment systems; estimates of fair value of certain of Horizon’s assets and liabilities; changes in prepayment speeds, loan originations, credit losses, market values, collateral securing loans and other assets; changes in sources of liquidity; macroeconomic conditions and their impact on Horizon and its customers; legislative and regulatory actions and reforms; changes in accounting policies or procedures as may be adopted and required by regulatory agencies; litigation, regulatory enforcement, and legal compliance risk and costs; rapid technological developments and changes; cyber terrorism and data security breaches; the rising costs of cybersecurity; the ability of the U.S. federal government to manage federal debt limits; climate change and social justice initiatives; the inability to realize cost savings or revenues or to effectively implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; acts of terrorism, war and global conflicts, such as the Russia and Ukraine conflict and the Israel and Hamas conflict; and supply chain disruptions and delays. These and additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Horizon’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (www.sec.gov). Undue reliance should not be placed on the forward–looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward–looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Horizon Bancorp, Inc. Reports Third Quarter 2024 Results

	Condensed Consolidated Statements of Income
	(Dollars in Thousands Except Per Share Data, Unaudited)
	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2024	2024	2024	2023	2023	2024	2023
Interest Income
Loans receivable	$75,488	$71,880	$66,954	$65,583	$63,003	$214,322	$178,961
Investment securities - taxable	8,133	7,986	7,362	8,157	8,788	23,481	26,253
Investment securities - tax-exempt	6,310	6,377	6,451	6,767	7,002	19,138	21,617
Other	957	738	4,497	3,007	1,332	6,192	1,960
Total interest income	90,888	86,981	85,264	83,514	80,125	263,133	228,791
Interest Expense
Deposits	30,787	28,447	27,990	27,376	24,704	87,224	58,481
Borrowed funds	11,131	11,213	11,930	11,765	11,224	34,274	30,713
Subordinated notes	830	829	831	870	880	2,490	2,641
Junior subordinated debentures issued to capital trusts	1,230	1,213	1,225	1,246	1,227	3,668	3,469
Total interest expense	43,978	41,702	41,976	41,257	38,035	127,656	95,304
Net Interest Income	46,910	45,279	43,288	42,257	42,090	135,477	133,487
Provision for loan losses	1,044	2,369	805	1,274	263	4,218	1,185
Net Interest Income after Provision for Loan Losses	45,866	42,910	42,483	40,983	41,827	131,259	132,302
Non-interest Income
Service charges on deposit accounts	3,320	3,130	3,214	3,092	3,086	9,664	9,135
Wire transfer fees	123	113	101	103	120	337	345
Interchange fees	3,511	3,826	3,109	3,224	3,186	10,446	9,637
Fiduciary activities	1,394	1,372	1,315	1,352	1,206	4,081	3,728
Gains (losses) on sale of investment securities	—	—	—	(31,572)	—	—	(480)
Gain on sale of mortgage loans	1,622	896	626	951	1,582	3,144	3,372
Mortgage servicing income net of impairment	412	450	439	724	631	1,301	1,984
Increase in cash value of bank owned life insurance	349	318	298	658	1,055	965	3,051
Other income	780	380	827	1,019	964	1,987	1,675
Total non-interest income	11,511	10,485	9,929	(20,449)	11,830	31,925	32,447
Non-interest Expense
Salaries and employee benefits	21,829	20,583	20,268	21,877	20,058	62,680	58,932
Net occupancy expenses	3,207	3,192	3,546	3,260	3,283	9,945	10,095
Data processing	2,977	2,579	2,464	2,942	2,999	8,020	8,684
Professional fees	676	714	607	772	707	1,997	1,873
Outside services and consultants	3,677	3,058	3,359	2,394	2,316	10,094	7,548
Loan expense	1,034	1,038	719	1,345	1,120	2,791	3,635
FDIC insurance expense	1,204	1,315	1,320	1,200	1,300	3,839	2,680
Core deposit intangible amortization	844	844	872	903	903	2,560	2,709
Other losses	297	515	16	508	188	828	543
Other expense	3,527	3,684	3,936	4,129	3,294	11,147	10,255
Total non-interest expense	39,272	37,522	37,107	39,330	36,168	113,901	106,954
Income /(Loss) Before Income Taxes	18,105	15,873	15,305	(18,796)	17,489	49,283	57,795
Income tax expense	(75)	1,733	1,314	6,419	1,284	2,972	4,599
Net Income /(Loss)	$18,180	$14,140	$13,991	$(25,215)	$16,205	$46,311	$53,196
Basic Earnings /(Loss) Per Share	$0.42	$0.32	$0.32	$(0.58)	$0.37	$1.06	$1.22
Diluted Earnings/(Loss) Per Share	0.41	0.32	0.32	(0.58)	0.37	1.05	1.21

Horizon Bancorp, Inc. Reports Third Quarter 2024 Results

	Condensed Consolidated Balance Sheets
	(Dollars in Thousands)
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Assets
Interest earning assets
Federal funds sold	$113,912	$34,453	$161,704	$401,672	$71,576
Interest earning deposits	12,107	4,957	9,178	12,071	4,718
Interest earning time deposits	735	1,715	1,715	2,205	2,207
Federal Home Loan Bank stock	53,826	53,826	53,826	34,509	34,509
Investment securities, available for sale	541,170	527,054	535,319	547,251	865,168
Investment securities, held to maturity	1,888,379	1,904,281	1,925,725	1,945,638	1,966,483
Loans held for sale	2,069	2,440	922	1,418	2,828
Gross loans held for investment (HFI)	4,803,996	4,822,840	4,618,175	4,417,630	4,359,002
Total Interest earning assets	7,416,194	7,351,566	7,306,564	7,362,394	7,306,491
Non-interest earning assets
Allowance for credit losses	(52,881)	(52,215)	(50,387)	(50,029)	(49,699)
Cash	108,815	106,691	100,206	112,772	98,843
Cash value of life insurance	37,115	36,773	36,455	36,157	149,212
Other assets	119,026	165,656	160,593	177,061	152,280
Goodwill	155,211	155,211	155,211	155,211	155,211
Other intangible assets	11,067	11,910	12,754	13,626	14,530
Premises and equipment, net	93,544	93,695	94,303	94,583	94,716
Interest receivable	39,366	43,240	40,008	38,710	37,850
Total non-interest earning assets	511,263	560,961	549,143	578,091	652,943
Total assets	$7,927,457	$7,912,527	$7,855,707	$7,940,485	$7,959,434
Liabilities
Savings and money market deposits	$3,420,827	$3,364,726	$3,350,673	$3,369,149	$3,322,788
Time deposits	1,220,653	1,178,389	1,136,121	1,179,739	1,250,606
Borrowings	1,142,744	1,229,165	1,219,812	1,217,020	1,214,016
Repurchase agreements	122,399	128,169	139,309	136,030	142,494
Subordinated notes	55,703	55,668	55,634	55,543	59,007
Junior subordinated debentures issued to capital trusts	57,423	57,369	57,315	57,258	57,201
Total interest earning liabilities	6,019,749	6,013,486	5,958,864	6,014,739	6,046,112
Non-interest bearing deposits	1,085,535	1,087,040	1,093,076	1,116,005	1,126,703
Interest payable	11,400	11,240	7,853	22,249	16,281
Other liabilities	55,951	74,096	74,664	68,680	76,969
Total liabilities	7,172,635	7,185,862	7,134,457	7,221,673	7,266,065
Stockholders’ Equity
Preferred stock	—	—	—	—	—
Common stock	—	—	—	—	—
Additional paid-in capital	358,453	357,673	356,599	356,400	355,478
Retained earnings	454,050	442,977	435,927	429,021	461,325
Accumulated other comprehensive income (loss)	(57,681)	(73,985)	(71,276)	(66,609)	(123,434)
Total stockholders’ equity	754,822	726,665	721,250	718,812	693,369
Total liabilities and stockholders’ equity	$7,927,457	$7,912,527	$7,855,707	$7,940,485	$7,959,434

Horizon Bancorp, Inc. Reports Third Quarter 2024 Results

	Loans and Deposits
	(Dollars in Thousands, Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,	% Change
	2024	2024	2024	2023	2023	Q3'24 vs Q2'24	Q3'24 vs Q3'23
Commercial:
Commercial real estate	$2,105,459	$2,117,772	$1,984,723	$1,962,097	$1,916,056	(1)%	10%
Commercial & Industrial	808,600	786,788	765,043	712,863	673,188	3%	20%
Total commercial	2,914,059	2,904,560	2,749,766	2,674,960	2,589,244	—%	13%
Residential Real estate	801,356	797,956	782,071	681,136	675,399	—%	19%
Mortgage warehouse	80,437	68,917	56,548	45,078	65,923	17%	22%
Consumer	1,008,144	1,051,407	1,029,790	1,016,456	1,028,436	(4)%	(2)%
Total loans held for investment	4,803,996	4,822,840	4,618,175	4,417,630	4,359,002	—%	10%
Loans held for sale	2,069	2,440	922	1,418	2,828	(15)%	(27)%
Total loans	$4,806,065	$4,825,280	$4,619,097	$4,419,048	$4,361,830	—%	10%

Deposits:
Interest bearing deposits
Savings and money market deposits	$3,420,827	$3,364,726	$3,350,673	$3,369,149	$3,322,788	2%	3%
Time deposits	1,220,653	1,178,389	1,136,121	1,179,739	1,250,606	4%	(2)%
Total Interest bearing deposits	4,641,480	4,543,115	4,486,794	4,548,888	4,573,394	2%	1%
Non-interest bearing deposits
Non-interest bearing deposits	1,085,535	1,087,040	1,093,076	1,116,005	1,126,703	—%	(4)%
Total deposits	$5,727,015	$5,630,155	$5,579,870	$5,664,893	$5,700,097	2%	—%

Horizon Bancorp, Inc. Reports Third Quarter 2024 Results

	Average Balance Sheet
	(Dollars in Thousands, Unaudited)
	Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
	Average Balance	Interest(4)	Average Rate(4)	Average Balance	Interest(4)	Average Rate(4)	Average Balance	Interest(4)	Average Rate(4)
Assets
Interest earning assets
Federal funds sold	$64,743	$860	5.28%	$47,805	$645	5.43%	$92,305	$1,247	5.36%
Interest earning deposits	8,781	97	4.39%	7,662	93	4.88%	8,018	85	4.21%
Federal Home Loan Bank stock	53,826	1,607	11.88%	53,827	1,521	11.36%	34,509	618	7.10%
Investment securities - taxable (1)	1,301,830	6,526	1.99%	1,309,305	6,465	1.99%	1,650,081	8,170	1.96%
Investment securities - non-taxable (1)	1,125,295	7,987	2.82%	1,132,065	8,072	2.87%	1,220,998	8,863	2.88%
Total investment securities	2,427,125	14,513	2.38%	2,441,370	14,537	2.39%	2,871,079	17,033	2.35%
Loans receivable (2) (3)	4,775,788	75,828	6.32%	4,662,124	72,208	6.23%	4,280,700	63,254	5.89%
Total interest earning assets	$7,330,263	$92,905	5.04%	$7,212,788	$89,004	4.96%	$7,286,611	$82,237	4.59%
Non-interest earning assets
Cash and due from banks	$108,609			$108,319			$100,331
Allowance for credit losses	(52,111)			(50,334)			(49,705)
Other assets	471,259			508,555			587,514
Total average assets	$7,858,020			$7,779,328			$7,924,751

Liabilities and Stockholders' Equity
Interest bearing liabilities
Interest bearing deposits	$3,386,177	$18,185	2.14%	$3,334,490	$16,814	2.03%	$3,267,594	$12,661	1.54%
Time deposits	1,189,148	12,602	4.22%	1,134,590	11,633	4.12%	1,271,104	12,043	3.76%
Borrowings	1,149,952	10,221	3.54%	1,184,172	10,278	3.49%	1,180,452	10,399	3.50%
Repurchase agreements	123,524	910	2.93%	125,144	935	3.00%	136,784	825	2.39%
Subordinated notes	55,681	830	5.93%	55,647	829	5.99%	58,983	880	5.92%
Junior subordinated debentures issued to capital trusts	57,389	1,230	8.53%	57,335	1,213	8.51%	57,166	1,227	8.52%
Total interest bearing liabilities	$5,961,871	$43,978	2.93%	$5,891,378	$41,702	2.85%	$5,972,083	$38,035	2.53%
Non-interest bearing liabilities
Demand deposits	$1,083,214			$1,080,676			$1,159,241
Accrued interest payable and other liabilities	74,563			80,942			77,942
Stockholders' equity	738,372			726,332			715,485
Total average liabilities and stockholders' equity	$7,858,020			$7,779,328			$7,924,751
Net FTE interest income (non-GAAP) (5)		$48,927			$47,302			$44,202
Less FTE adjustments (4)		2,017			2,023			2,112
Net Interest Income		$46,910			$45,279			$42,090
Net FTE interest margin (Non-GAAP) (4)(5)			2.66%			2.64%			2.41%
(1) Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.
(2) Includes fees on loans held for sale and held for investment. The inclusion of loan fees does not have a material effect on the average interest rate.
(3) Non-accruing loans for the purpose of the computation above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees.
(4) Management believes fully taxable equivalent, or FTE, interest income is useful to investors in evaluating the Company's performance as a comparison of the returns between a tax-free investment and a taxable alternative. The Company adjusts interest income and average rates for tax-exempt loans and securities to an FTE basis utilizing a 21% tax rate

(5) Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.

Horizon Bancorp, Inc. Reports Third Quarter 2024 Results

	Credit Quality
	(Dollars in Thousands Except Ratios, Unaudited)
	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	% Change
	2024	2024	2024	2023	2023	3Q24 vs 2Q24	3Q24 vs 3Q23
Non-accrual loans
Commercial	$6,830	$4,321	$5,493	$7,362	$6,919	58%	(1)%
Residential Real estate	9,529	8,489	8,725	8,058	7,644	12%	25%
Mortgage warehouse	—	—	—	—	—	—%	—%
Consumer	7,208	5,453	4,835	4,290	4,493	32%	60%
Total non-accrual loans	23,567	18,263	19,053	19,710	19,056	29%	24%
90 days and greater delinquent - accruing interest	819	1,039	108	559	392	(21)%	109%
Total non-performing loans	24,386	19,302	19,161	20,269	19,448	26%	25%

Other real estate owned
Commercial	$1,158	$1,111	$1,124	$1,124	$1,287	4%	(10)%
Residential Real estate	—	—	—	182	32	—%	(100)%
Mortgage warehouse	—	—	—	—	—	—%	—%
Consumer	36	57	50	205	72	(37)%	(50)%
Total other real estate owned	$1,194	$1,168	$1,174	$1,511	$1,391	2%	(14)%

Total non-performing assets	$25,580	$20,470	$20,335	$21,780	$20,839	25%	23%

Loan data:
Accruing 30 to 89 days past due loans	$18,087	$19,785	$15,154	$16,595	$13,089	(9)%	38%
Substandard loans	59,775	51,221	47,469	49,526	47,563	17%	26%
Net charge-offs (recoveries)
Commercial	(55)	57	(57)	233	142	(196)%	(139)%
Residential Real estate	(9)	(4)	(5)	21	(39)	(125)%	77%
Mortgage warehouse	—	—	—	—	—	—%	—%
Consumer	439	534	488	531	619	(18)%	(29)%
Total net charge-offs	375	587	426	785	722	(36)%	(48)%

Allowance for credit losses
Commercial	32,854	31,941	30,514	29,736	29,472	3%	11%
Residential Real estate	2,675	2,588	2,655	2,503	2,794	3%	(4)%
Mortgage warehouse	862	736	659	481	714	17%	21%
Consumer	16,490	16,950	16,559	17,309	16,719	(3)%	(1)%
Total allowance for credit losses	$52,881	$52,215	$50,387	$50,029	$49,699	1%	6%

Credit quality ratios
Non-accrual loans to HFI loans	0.49%	0.38%	0.41%	0.45%	0.44%
Non-performing assets to total assets	0.32%	0.26%	0.26%	0.27%	0.26%
Annualized net charge-offs of average total loans	0.03%	0.05%	0.04%	0.07%	0.07%
Allowance for credit losses to HFI loans	1.10%	1.08%	1.09%	1.13%	1.14%

Horizon Bancorp, Inc. Reports Third Quarter 2024 Results

Non–GAAP Reconciliation of Net Fully-Taxable Equivalent ("FTE") Interest Margin
(Dollars in Thousands, Unaudited)
		Three Months Ended
		September 30,	June 30,	March 31,	December 31,	September 30,
		2024	2024	2024	2023	2023
Interest income (GAAP)	(A)	$90,888	$86,981	$85,264	$83,514	$80,125
Taxable-equivalent adjustment:
Investment securities - tax exempt (1)		1,677	1,695	1,715	1,799	1,861
Loan receivable (2)		340	328	353	314	251
Interest income (non-GAAP)	(B)	92,905	89,004	87,332	85,627	82,237
Interest expense (GAAP)	(C)	43,978	41,702	41,976	41,257	38,035
Net interest income (GAAP)	(D) =(A) - (C)	46,910	45,279	43,288	42,257	42,090
Net FTE interest income (non-GAAP)	(E) = (B) - (C)	48,927	47,302	45,356	44,370	44,202
Average interest earning assets	(F)	7,330,263	7,212,788	7,293,559	7,239,034	7,286,611
Net FTE interest margin (non-GAAP)	(G) = (E*) / (F)	2.66%	2.64%	2.50%	2.43%	2.41%

(1) The following represents municipal securities interest income for investment securities classified as available-for-sale and held-to-maturity
(2) The following represents municipal loan interest income for loan receivables classified as held for sale and held for investment
*Annualized

Non–GAAP Reconciliation of Return on Average Tangible Common Equity
(Dollars in Thousands, Unaudited)
		Three Months Ended
		September 30,	June 30,	March 31,	December 31,	September 30,
		2024	2024	2024	2023	2023

Net income (loss) (GAAP)	(A)	$18,180	$14,140	$13,991	$(25,215)	$16,205

Average stockholders' equity	(B)	738,372	726,332	725,083	702,793	715,485
Average intangible assets	(C)	166,819	167,659	168,519	169,401	170,301
Average tangible equity (Non-GAAP)	(D) = (B) - (C)	$571,553	$558,673	$556,564	$533,392	$545,184
Return on average tangible common equity ("ROACE") (non-GAAP)	(E) = (A*) / (D)	12.65%	10.18%	10.11%	(18.76)%	11.79%
*Annualized

Non–GAAP Reconciliation of Tangible Common Equity to Tangible Assets
(Dollars in Thousands, Unaudited)
		Three Months Ended
		September 30,	June 30,	March 31,	December 31,	September 30,
		2024	2024	2024	2023	2023
Total stockholders' equity (GAAP)	(A)	$754,822	$726,665	$721,250	$718,812	$693,369
Intangible assets (end of period)	(B)	166,278	167,121	167,965	168,837	169,741
Total tangible common equity (non-GAAP)	(C) = (A) - (B)	$588,544	$559,544	$553,285	$549,975	$523,628

Total assets (GAAP)	(D)	7,927,457	7,912,527	7,855,707	7,940,485	7,959,434
Intangible assets (end of period)	(B)	166,278	167,121	167,965	168,837	169,741
Total tangible assets (non-GAAP)	(E) = (D) - (B)	$7,761,179	$7,745,406	$7,687,742	$7,771,648	$7,789,693

Tangible common equity to tangible assets (Non-GAAP)	(G) = (C) / (E)	7.58%	7.22%	7.20%	7.08%	6.72%

Horizon Bancorp, Inc. Reports Third Quarter 2024 Results

Non–GAAP Reconciliation of Tangible Book Value Per Share
(Dollars in Thousands, Unaudited)
		Three Months Ended
		September 30,	June 30,	March 31,	December 31,	September 30,
		2024	2024	2024	2023	2023
Total stockholders' equity (GAAP)	(A)	$754,822	$726,665	$721,250	$718,812	$693,369
Intangible assets (end of period)	(B)	166,278	167,121	167,965	168,837	169,741
Total tangible common equity (non-GAAP)	(C) = (A) - (B)	$588,544	$559,544	$553,285	$549,975	$523,628
Common shares outstanding	(D)	43,712,059	43,712,059	43,726,380	43,652,063	43,648,501

Tangible book value per common share (non-GAAP)	(E) = (C) / (D)	$13.46	$12.80	$12.65	$12.60	$12.00